UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   De Gasperis, Corrado
   3102 West End Avenue
   Suite 1100
   Nashville, TN  37203
   USA
2. Issuer Name and Ticker or Trading Symbol
   UCAR International Inc.
   UCR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   03/10/2000
5. If Amendment, Date of Original (Month/Year)
   02/29/2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Chief Information Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    | |                  |   |           |11,840             |D     |                           |
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Common Stock               |      |    | |                  |   |           |7,102              |I     |(1)                        |
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Common Stock               |02/15/|J   |V|54                |A  |$21.60     |                   |I     |(2)                        |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/29/|J   |V|78                |A  |$21.81     |2,072              |I     |(2)                        |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/29/|J   |V|3,358             |A  |$15.14     |3,358              |I     |(4)                        |
                           |00    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Time options (right to|$29.2219|     |    | |           |   |7/14/|1/25/|Common Stock|21,000 |       |21,000      |D  |            |
 buy)                 |        |     |    | |           |   |00   |07   |, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
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Time options (right to|$17.0625|     |    | |           |   |(3)  |9/29/|Common Stock|75,000 |       |75,000      |D  |            |
 buy)                 |        |     |    | |           |   |     |08   |, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
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Time options (right to|$14.00  |02/28|A   | |30,000     |A  |02/28|02/28|Common Stock|30,000 |       |30,000      |D  |            |
 buy)                 |        |/00  |    | |           |   |/05  |/10  |, par value |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$.01 per sha|       |       |            |   |            |
                      |        |     |    | |           |   |     |     |re          |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Represents the number of units attributable to the reporting person's participation in the Company Stock Fund option of the UCAR Carbon Savings Program.
(2) Represents the number of units attributable to the reporting person's participation through automatic payroll deductions in the UCAR Discount Stock Fund option of the UCAR Carbon Savings
Program.
(3) Of such options, 25,000 vested on each of: May 21, 1999, July 14, 1999 and September 29, 1999.
(4) Represents obligations whose value is based on the Common Stock. The reporting person disclaims any beneficial ownership of any securities. SIGNATURE OF REPORTING PERSON
/s/ Karen G. Narwold, Atty-in-Fact for Corrado DeGasperis
DATE
March 10, 2000